EXHIBIT 99.1

AMENDMENT NO. 1 TO
VOTING TRUST AGREEMENT

     THIS AMENDMENT NO. 1 TO VOTING TRUST AGREEMENT (the “Agreement”) is made and entered into effective as of June 5, 2004 by and between the SKYFARM MANAGEMENT LLC (“Shareholder”) and Davidi Gilo (“Trustee”) with respect to Four Hundred Eighty Eight Thousand Nine Hundred Thirty Three (488,933) shares of common stock of Vyyo Inc. (“Company”) (the “Shares”).

RECITALS

     A. Reference is made to the original voting trust agreement dated as of June 5, 2003 between Shareholder and Trustee regarding the Shares (the “Original Agreement”).

     B. The Shareholder and Trustee desire to extend the term of the Original Agreement pursuant to this Agreement.

     C. Capitalized terms used but not defined herein shall have the meanings given to them in the Original Agreement.

AGREEMENT

     NOW, THEREFORE, the Shareholder and the Trustee hereby agree to amend the Original Agreement as follows:

     1. Termination. Section 2 of the Original Agreement is hereby replaced in its entirety by the following:

               “2. Termination. This Voting Trust shall terminate, as to all or any of the Shares (in the Shareholder’s sole discretion), on the first to occur of (i) June 5, 2005; or (ii) the written notification of the Shareholder to Trustee terminating this Trust.”

     2. Other Provisions. All other provisions of the Original Agreement remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SHAREHOLDER	TRUSTEE

SKYFARM MANAGEMENT LLC

/s/ ROBERT GRAIFMAN	/s/ DAVIDI GILO

Robert Graifman, Manager	Davidi Gilo